EXHIBIT 99.1

For Immediate Release	TOMMY BAHAMA Contact: Orsi Public Relations
Janet Orsi/Greg Lutchko (323) 874-4073
janet@orsipr.com/greg@orsipr.com

Tommy Bahama Acquires Brand’s Canadian Operations from its Licensee

(Seattle, WA — May 7, 2013) Tommy Bahama, an operating group of parent company Oxford Industries, Inc., announced today that it has closed a deal to acquire the business operations relating to the Tommy Bahama business in Canada from its licensee, the Jaytex Group. The acquired operations include nine Tommy Bahama retail stores in Canada and a wholesale business with high end department stores and specialty retailers, including Hudson’s Bay Company. The nine retail stores consist of five in Ontario, two in Alberta and two in British Columbia.

“We are excited about the purchase of the Canadian business,” said Doug Wood, President and COO of Tommy Bahama. “The Tommy Bahama business in Canada has been solid and we see great potential for growth in the market. We are fortunate to already have many Canadian guests visiting our U.S. retail stores, restaurants, and our Ecommerce site, and look forward to the opportunity to connect with them more frequently. We owe a great deal to Jaytex, which has helped to develop the brand in Canada and has been a valuable partner to us. We appreciate all they have done and are pleased that our organization is now ready to take this next step in our business expansion.”

“One of the benefits of operating in Canada directly will be our ability to establish consistent merchandising, marketing and distribution strategies between the U.S. and Canadian operations,” continued Mr. Wood. “This will give our Canadian guests access to a broader product assortment, direct marketing offers and a closer relationship with the brand.”

Eric Grundy, CEO of Jaytex, said, “I am proud of our accomplishments with the Tommy Bahama brand and have thoroughly enjoyed working with the Tommy Bahama USA team during the past 15 years. We are pleased with the outcome of this transaction and look forward to our continued relationship with Oxford as we build the Ben Sherman and Lilly Pulitzer brands in Canada.”

The acquisition of the Tommy Bahama business in Canada is another phase of Tommy Bahama’s business expansion. In the last year, the company has opened retail stores in Hong Kong, Tokyo, Macau and Singapore.  Last year, the company acquired from its licensee the Tommy Bahama business in Australia, where it now operates five retail stores and a wholesale business. A new retail store in Sydney is scheduled to open in May. Tommy Bahama is also partnering with FiftyOne Global Ecommerce, allowing Tommy Bahama merchandise to be shipped directly to consumers in over 100 countries worldwide.

About Tommy Bahama

Tommy Bahama is part of Tommy Bahama Group, Inc., a wholly owned subsidiary of Oxford Industries, Inc. (NYSE:OXM). Established in August 1992, with corporate headquarters in Seattle, Tommy Bahama is an island-inspired lifestyle brand that defines relaxed, sophisticated style in men’s and women’s sportswear, swimwear, accessories, footwear and a complete home furnishings collection. The company owns and operates over 100 Tommy Bahama stores worldwide, with 15 of those locations offering a Tommy Bahama restaurant & bar. Tommy Bahama products are also available at the country’s finest retailers, including Nordstrom and other specialty retailers and TommyBahama.com ships to over 100 countries. Additional stores will be opening this year. For more information, please visit www.tommybahama.com.

About Oxford Industries, Inc.

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company operates retail stores, restaurants and Internet websites. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.